Exhibit 10.43
Certain portions of this exhibit (indicated by “[***]”) have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) as the Company determined the omitted information (i) is not material and (ii) is the type that the Company customarily and actually treats as private or confidential.
PURCHASE AND SALE AGREEMENT
by and between
VIRIDIAN THERAPEUTICS, INC.
AND
DRI HEALTHCARE ACQUISITIONS LP
Dated as of October 17, 2025

TABLE OF CONTENTS
Page
2.    PURCHASE, SALE, AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT    18
2.1.    Purchase, Sale, and Assignment    18
2.2.    Consideration    18
2.3.    No Assumed Obligations    18
2.4.    True Sale    19
3.    CLOSING    20
3.1.    Closing    20
3.2.    Payment of Consideration    20
3.3.    Withholding    22
3.4.    Closing Deliverables of Viridian    22
3.5.    Closing Deliverables of the Buyer    23
4.    REPRESENTATIONS AND WARRANTIES    23
4.1.    Viridian’s Representations and Warranties    23
4.2.    Buyer’s Representations and Warranties    29
4.3.    No Other Representations and Warranties    30
5.    COVENANTS    31
5.1.    Product Updates    31
5.2.    Net Sales Payments; Net Sales Payment Details; Put Option; Call Option    32
5.3.    Inspections and Audits of Viridian    33
5.4.    Intellectual Property and Regulatory Matters    34
5.5.    In-Licenses    36
5.6.    Out-Licenses    37
5.7.    Development and Commercialization Diligence    38
5.8.    Preservation of Liens    38
5.9.    No Actions to Shift Net Sales    38
5.10.    Further Assurances    39
5.11.    Preservation of Assets    39
6.    INDEMNIFICATION    39
6.1.    General Indemnity    39
6.2.    Notice of Claims    40
6.3.    Claim Procedures    40
6.4.    Limitations on Liability    40
6.5.    Liability Cap    41
6.6.    Exclusive Remedy    41
6.7.    Tax Treatment of Indemnification Payments    41
7.    CONFIDENTIALITY    41
7.1.    Confidentiality    41
    -i-

7.2.    Authorized Disclosure    42
7.3.    Disclosures; Public Announcement    44
7.4.    Confidentiality Agreement    44
8.    TERMINATION    44
8.1.    Termination On the Cap Date or Put/Call Option Effective Date    44
8.2.    Return of Confidential Information    44
8.3.    Survival    45
9.    MISCELLANEOUS    45
9.1.    [***]    45
9.2.    Solvency; No Fraudulent Transfer    45
9.3.    Headings    45
9.4.    Notices    45
9.5.    Assignment    46
9.6.    Amendment and Waiver    47
9.7.    Entire Agreement    47
9.8.    No Third Party Beneficiaries    47
9.9.    Governing Law    47
9.10.    Jurisdiction; Venue    47
9.11.    Severability    48
9.12.    Specific Performance    48
9.13.    Counterparts    49
9.14.    Relationship of the Parties    49
9.15.    Expenses    49
9.16.    Construction    49

Index of Schedules and Exhibits
Schedule A:        Supplemental Provisions
Exhibit A:        Form of Bill of Sale
Exhibit B:        Form of Closing Date [***]
Exhibit C:        Other Permitted Liens
Exhibit D:        [***]
Exhibit E:        Form of Net Sales Report
Exhibit F:        Disclosure Schedule

    -ii-

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 17, 2025 (the “Effective Date”), is made and entered into by and between DRI Healthcare Acquisitions LP, a Delaware limited partnership (the “Buyer”), and Viridian Therapeutics, Inc., a Delaware corporation  (“Viridian”). The Buyer and Viridian are hereinafter referred to individually as a “Party” and collectively as the “Parties.”
Recitals:
Whereas, Viridian is in the business of, among other things, developing and commercializing the monoclonal antibodies known as Veligrotug and VRDN-003, and Products related thereto; and
Whereas, the Buyer desires to purchase the Revenue Participation Right from Viridian in exchange for payment of the Consideration, and Viridian desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Consideration, in each case, on the terms and conditions set forth in this Agreement.
Now, Therefore, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Viridian and the Buyer hereby agree as follows:
1.DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below, whether used in the singular or plural:
1.1“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly at the relevant time (whether at the present time or in the future) controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) more than 50%, including ownership by trusts with substantially the same beneficial interests, of the voting or equity rights of such Person, firm, trust, corporation, partnership, or other entity or combination thereof, or (b) the power to direct the management of such Person, firm, trust, corporation, partnership, or other entity or combination thereof, by contract or otherwise.
1.2“Agreement” has the meaning set forth in the preamble.
1.3“Back-Up Security Interest” has the meaning set forth in Section 2.4 (True Sale).
1.4“Bankruptcy Laws” means, collectively, (a) the Title 11 of the United States Code (11 USC § 101 et seq.), as it has been, or may be, amended, from time to time, and (b) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership, fraudulent transfer, or similar debtor relief laws from time to time in effect and affecting the rights of creditors generally.
1.5“Bill of Sale” means that certain bill of sale, dated as of the Effective Date, executed by Viridian and the Buyer, evidencing the sale, transfer, assignment, and conveyance of the Revenue Participation Right, substantially in the form attached hereto as Exhibit A.
1.6“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts, New York, New York, or Toronto, Ontario are permitted or required by applicable Law or regulation to remain closed.

1.7“Buyer” has the meaning set forth in the preamble.
1.8“Buyer Indemnified Parties” has the meaning set forth in Section 6.1.1 (Indemnification by Viridian).
1.9“Calendar Quarter” means the respective period of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year, except that the first Calendar Quarter of the term of this Agreement will commence on the Effective Date, and the last Calendar Quarter of the term of this Agreement will end on the effective date of the termination of this Agreement.
1.10“Calendar Year” means any calendar year beginning on January 1st and ending on December 31st, except that the first Calendar Year of the term of this Agreement will commence on the Effective Date, and the last Calendar Year of the term of this Agreement will end on the effective date of the termination of this Agreement.
1.11[***].
1.12“Cap Date” means [***].
1.13[***].
1.14“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Person of any voting securities of Viridian, or if the percentage ownership of any Person in the voting securities of Viridian is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Person is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of Viridian; (b) a merger, consolidation, recapitalization, or reorganization of Viridian is consummated that would result in shareholders or equity holders of Viridian immediately prior to such transaction that did not own more than 50% of the outstanding voting securities of Viridian immediately prior to such transaction, owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale, lease, transfer, license, or other disposition, in a single transaction or series of related transactions, by Viridian or any Subsidiary of Viridian of (i) all or substantially all rights relating to the Products, (ii) all or substantially all the assets of Viridian and its Subsidiaries taken as a whole, or (iii) whether by merger, consolidation or otherwise of one or more Subsidiaries of Viridian if substantially all rights relating to the Products or all of the assets of Viridian and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of Viridian.
1.15“Clinical Trial” means a human clinical trial, investigation, or study of a Product, including post-approval clinical trials or studies conducted by or on behalf of Viridian or its Affiliates.
1.16“Clinical Update” means [***].
1.17“Closing” means the closing of the sale, transfer, assignment, and conveyance of the Revenue Participation Right hereunder.
1.18“Closing Date [***]” has the meaning set forth in the definition of [***].
1.19“Combination Product” means [***].
1.20“Commercial Update” means [***].

1.21“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-Launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.
1.22“Commercially Reasonable Efforts” means [***].
1.23“[***] Product” means [***].
1.24“Confidential Information” has the meaning set forth in Section 7.1 (Confidentiality).
1.25“Consideration” has the meaning set forth in Section 2.2 (Consideration).
1.26“Copyright” means any copyright, whether registered or unregistered, and any applications in connection therewith, held pursuant to the laws of the United States or any state thereof.
1.27“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration now owned or hereafter acquired by Viridian or in which Viridian now holds or hereafter acquires any interest, in each case, in the United States.
1.28“Cumulative Net Sales Payments” means, as of any date, the aggregate amount of all Net Sales Payments paid to the Buyer and the amount of any Net Sales Payments accrued but not yet due to the Buyer in accordance with this Agreement as of such date.
1.29“Data [***]” means [***].
1.30“Disclosing Party” has the meaning set forth in Section 7.1 (Confidentiality).
1.31“Disclosure Schedule” means the Disclosure Schedule set forth on Exhibit F.
1.32“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product or [***] Product in finished form from or at the direction of Viridian, any of its Affiliates, or its or their Licensees (b) has the right, option, or obligation to distribute, offer for sale and sell such Product or [***] Product (with or without packaging rights) in the U.S., [***]. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged any Product or [***] Product supplied in unpackaged bulk form into individual ready-for-sale packs.
1.33“Dollars” or “$” refers to the lawful money of the United States of America.
1.34“Effective Date” has the meaning set forth in the preamble.
1.35“Existing In-License” has the meaning set forth in Section 4.1.8(a) (In-Licenses).
1.36“Existing In-License Counterparty” means the Third Party that is party to any Existing In-License.
1.37“Existing Out-License” has the meaning set forth in Section 4.1.9(a) (Out-Licenses).
1.38“Existing Product Patent Rights” has the meaning set forth in Section 4.1.10(a) (Intellectual Property).

1.39“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.40“Fifth Payment” has the meaning set forth in Section 3.2.5 (Fifth Payment).
1.41“First Payment” has the meaning set forth in Section 3.2.1 (First Payment).
1.42“Fourth Payment” has the meaning set forth in Section 3.2.4 (Fourth Payment).
1.43“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
1.44“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or other entity and any court, arbitrator, or other tribunal); (d) multi-national organization or body; or (e) individual, body, or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature. For the avoidance of doubt, “Governmental Entities” includes all Regulatory Authorities.
1.45“Gross Sales” has the meaning set forth in the definition of “Net Sales.”
1.46“ICAV” has the meaning set forth in Section 4.2.8 (Tax Status).
1.47“In-License” means any license or other agreement or arrangement between Viridian or any of its Affiliates and any Third Party pursuant to which [***] (such Third Party, a “Licensor”).
1.48“Indebtedness” means: (a) any indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) any obligation evidenced by a note, bond, debenture, or similar instrument; (d) any obligation to pay the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition (excluding (x) any such obligations incurred under ERISA; (y) trade accounts payables that arise in the ordinary course of business; and (z) deferred compensation obligations); or (e) any guarantee of any of the foregoing. [***].
1.49“Indemnified Party” has the meaning set forth in Section 6.2 (Notice of Claims).
1.50“Indemnifying Party” has the meaning set forth in Section 6.2 (Notice of Claims).
1.51“Insolvency Proceeding” has the meaning set forth in Schedule A.
1.52“Intellectual Property” means, all of the following, in each case in the United States: (a) Patent Rights, (b) Know-How, (c) any registered or common law Trademarks, trade dress, trade names, logos, and the goodwill associated therewith, (d) any Copyright, (e) any websites and domain names, and (f) any other proprietary intellectual property rights recognized under applicable Law.
1.53“Intellectual Property Update” means [***].
1.54“Inventory Update” means [***].
1.55“IRS” means the United States Internal Revenue Service.
1.56“Judgment” means any judgment, order, writ, injunction, citation, award, or decree of any nature.

1.57“Know-How” means any proprietary inventions, know-how, trade secrets, discoveries, improvements, designs, processes, formulae, models and techniques, clinical data, and other proprietary or confidential business information. For the avoidance of doubt, Know-How does not include Patent Rights.
1.58“Knowledge of Viridian” means [***].
1.59“Launch” means [***].
1.60“Law” means any law, statute, rule, regulation, or ordinance issued or promulgated by a Governmental Entity.
1.61“Licensee” means, with respect to any Product, a Third Party to whom Viridian or any Affiliate of Viridian has granted a license, sublicense, or other authorization that enables such Third Party to sell such Product in the U.S., and in connection with which Viridian or its Affiliates are entitled to receive payments with respect to sales of Products by such Third Party; provided that a Distributor will not be deemed to be a “Licensee.” For purposes of the definition of “Net Sales” only, Licensees will also include such Third Parties with respect to any [***] Product.
1.62“Licensee Reports” has the meaning set forth in Section 5.6.3 (Net Sales Reports from Licensees).
1.63“Licensor” has the meaning set forth in the definition of “In-License.”
1.64“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance, restriction, claim, or interest of any kind, including any restriction on use, transfer, or exercise of any other attribute of ownership of any kind.
1.65[***].
1.66“Loan and Security Agreement” has the meaning set forth in Section 1.83(j) (Permitted Liens).
1.67“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities (including, in the case of each of the foregoing, in connection with claims of infringement or misappropriation of any Intellectual Property rights of any Third Parties) and expenses, including reasonable fees and out-of-pocket expenses of counsel.
1.68“Marketing Approval” means authorization by a Regulatory Authority pursuant to Section 351(a) of the Public Health Service Act to commercially market and sell a product in such country or regulatory jurisdiction.
1.69“Marketing Approval Application” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to Launch a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).
1.70“Material Adverse Effect” means[***].
1.71“Material In-License” means [***].
1.72“Net Sales” means [***].
1.73“Net Sales Payment” means, for each Calendar Quarter starting in the Calendar Quarter immediately following the Effective Date, an amount payable to the Buyer equal to the amount of Net Sales of the Products and [***] Products for such Calendar Quarter multiplied by the Net Sales Rate.

1.74“Net Sales Payment Termination Date” means the earlier of [***].
1.75“Net Sales Rate” means the percentage based on the applicable level of aggregate Net Sales of the Products and [***] Products in a Calendar Year as set forth in the chart below:

Annual Net Sales	Net Sales Rate
Portion of Net Sales of the Products and [***] Products in a given Calendar Year equal to or less than $600,000,000	7.5%
Portion of Net Sales of the Products and [***] Products in a given Calendar Year greater than $600,000,000 and equal to or less than $900,000,000	0.8%
Portion of Net Sales of the Products and [***] Products in a given Calendar Year greater than $900,000,000 and equal to or less than $2,000,000,000	0.25%
Portion of Net Sales of the Products and [***] Products in a given Calendar Year greater than $2,000,000,000	0.0%

[***].
1.76“Net Sales Report” has the meaning set forth in Section 5.2.2 (Net Sales Reports).
1.77“Obligations” has the meaning set forth in Schedule A.
1.78“Other Component” has the meaning set forth in the definition of “Combination Products.”
1.79“Other License” has the meaning set forth in Section 5.6.1 (Entry Into Out-Licenses).
1.80“Out-License” means each license or other agreement between Viridian or any of its Affiliates and any Third Party pursuant to which Viridian or any of its Affiliates [***].
1.81“Parties” or “Party” has the meaning set forth in the preamble.
1.82“Patent Rights” means, with respect to the United States, any patents and patent applications, together with all extensions, adjustments, renewals, divisions, continuations, continuations-in-part, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, renewal, or patent term extension or adjustment (including any supplementary protection certificate, reissues and re-examinations thereof or other governmental actions that extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent) and all proprietary rights associated therewith.
1.83“Permitted Liens” means the following:
[***].
1.84“Permitted Out-License” means [***].
1.85“Permitted Sale Reports” has the meaning set forth in Section 5.6.3 (Net Sales Reports from Licensees).
1.86“Permitted Third Party” means [***].

1.87“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, Governmental Entity, or other entity, enterprise, association, or organization.
1.88[***].
1.89“Positive Topline Results” means [***].
1.90“Proceeds” has the meaning assigned to such term in the UCC.
1.91“Product” means [***] incorporating Veligrotug or VRDN-003.
1.92“Product Collateral” means Viridian’s United States rights, title, and interests in [***].
1.93“Product Intellectual Property Rights” means any and all [***].
1.94“Product Patent Rights” means any and all U.S. Patent Rights owned or in-licensed by Viridian or any of its Affiliates that are [***].
1.95“Product Rights” means (a) Product Intellectual Property Rights owned by Viridian or its Affiliates, (b) regulatory filings, submissions, and approvals, including Marketing Approvals, with or from any Regulatory Authorities in the U.S., in each case, owned by Viridian or its Affiliates for any Product, (c) In-Licenses, and (d) Out-Licenses.
1.96“Product Upstream Agreement” means, with respect to each Existing In-License Counterparty, any upstream license agreement between such Existing In-License Counterparty and a Third Party under which Viridian or its Affiliates have received a sublicense to Patent Rights or Know-How owned or controlled by such Third Party that are specifically related to one or more Products.
1.97[***].
1.98“Purchaser” means any Third Party who acquires rights to Veligrotug or VRDN-003 in a Sale.
1.99[***].
1.100“Put/Call Option” has the meaning set forth in Section 5.2.4 (Put/Call Option).
1.101“Put/Call Option Effective Date” has the meaning set forth in Section 5.2.4 (Put/Call Option).
1.102“Put/Call Price” means [***].
1.103“Receiving Party” has the meaning set forth in Section 7.1 (Confidentiality).
1.104“Registered Intellectual Property Collateral” means the Product Collateral consisting of: United States issued Patent Rights, United States registered Trademarks (which, for the avoidance of doubt, includes any such Trademarks solely related to the Products and does not include corporate or company Trademarks of Viridian or its Affiliates (including any housemarks)), and United States registered Copyrights solely related to one or more Products (and exclusive Copyright Licenses of United States registered Copyrights); provided that in no event shall the Registered Intellectual Property Collateral include or the security interest granted under this Agreement attach to any “intent-to-use” Trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, such “intent-to-use” Trademark application, or any registration that may issue therefrom, under applicable Law.

1.105“Regulatory Authority” means any U.S. national or supranational governmental authority, including the FDA, or any successor agency thereto, that has responsibility in granting a Marketing Approval in the U.S.
1.106“Regulatory Update” means [***].
1.107“Report” has the meaning set forth in Section 5.1.2 (Semi-Annual Updates).
1.108“REVEAL-1 Phase 3 Clinical Trial” means the Clinical Trial entitled “REVEAL-1 - A Phase 3, Randomized, Double-masked, Placebo-controlled, Efficacy, Safety, and Tolerability Study of VRDN-003 in Participants With Active Thyroid Eye Disease (TED),” clinicaltrials.gov identifier # NCT06625411.
1.109“REVEAL-2 Phase 3 Clinical Trial” means the Clinical Trial entitled “REVEAL-2 - A Phase 3, Randomized, Double-masked, Placebo-controlled, Efficacy, Safety, and Tolerability Study of VRDN-003 in Participants With Chronic Thyroid Eye Disease (TED),” clinicaltrials.gov identifier # NCT06625398.
1.110“Revenue Participation Right” means the right to receive the Net Sales Payments until the Net Sales Payment Termination Date.
1.111“Sale” means any encumbrance, sale, transfer, assignment, or other disposition, not constituting an Out-License, of any rights by Viridian relating to Veligrotug or VRDN-003 in the U.S.
1.112“SEC” means the Securities and Exchange Commission.
1.113“Second Payment” has the meaning set forth in Section 3.2.2 (Second Payment).
1.114“Second Payment Triggering Event” has the meaning set forth in Section 3.2.2 (Second Payment).
1.115“Selling Party” has the meaning set forth in the definition of “Net Sales.”
1.116“Seventh Payment” has the meaning set forth in Section 3.2.7 (Seventh Payment).
1.117“[***]” has the meaning set forth in Section 2.4 (True Sale).
1.118“Sixth Payment” has the meaning set forth in Section 3.2.6 (Sixth Payment).
1.119“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations, and other entities controlled (by contract or otherwise) by Viridian, directly or indirectly through one or more intermediaries. For purposes hereof, Viridian will be deemed to control (a) a corporation if Viridian, directly or indirectly through one or more intermediaries, owns or controls a majority of the total voting power of shares of stock entitled to vote in the election of directors of such corporation or (b) a partnership, limited liability company, association, or other business entity if Viridian, directly or indirectly through one or more intermediaries, will be allocated a majority of partnership, limited liability company, association, or other business entity gains or losses or will be or control the managing director or general partner of such partnership, limited liability company, association, or other business entity.
1.120“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, in each case in the nature of a tax, including any interest, penalty or addition thereto, whether disputed or not.

1.121“Third Party” means any Person that is not the Buyer, Viridian, or their respective Affiliates.
1.122“Third Payment” has the meaning set forth in Section 3.2.3 (Third Payment).
1.123“Third Payment Triggering Event” has the meaning set forth in Section 3.2.3 (Third Payment).
1.124“Trademarks” means all trademarks and service marks (in each case, registered, common law or otherwise) in the United States and any applications in connection therewith, including registrations, recordings and applications in the USPTO or in any similar office or agency of the United States or any state thereof.
1.125“Transaction Documents” means this Agreement, the Bill of Sale, and any other transaction document contemplated by this Agreement.
1.126[***].
1.127“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the Back-Up Security Interest, the Product Collateral, or any portion thereof granted pursuant to Section 2.4 (True Sale) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
1.128“U.S.” means the United States of America, including its territories and possessions.
1.129“USPTO” has the meaning set forth in Section 2.4 (True Sale).
1.130“Veligrotug” means the monoclonal antibody with the International Nonproprietary Name veligrotug with the primary amino acid sequence set forth on Exhibit D [***].
1.131“Veligrotug Marketing Approval Date” means the date on which Viridian receives Marketing Approval for Veligrotug in the U.S.
1.132“Viridian” has the meaning set forth in the preamble.
1.133“Viridian Indemnified Parties” has the meaning set forth in Section 6.1.2 (Indemnification by the Buyer).
1.134“Viridian SEC Documents” has the meaning set forth in Section 4.1.16 (Public Company Reporting Obligations).
1.135“VRDN-003” means the monoclonal antibody described on Exhibit D hereto [***].
1.136“Withholding” has the meaning set forth in Section 3.3.2 (Withholding).
1.137“Withholding Action” means, with respect to a Party, (a) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the U.S., (b) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the U.S. (or the direct exercise of such rights by an Affiliate of such Party outside of the U.S.), (c) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the U.S., (d) a change of tax residency of such Party, an assignee or a successor to a jurisdiction outside the U.S., and (e) any other similar action by such Party that causes this Agreement or any payment to become subject to Tax in a jurisdiction outside of the U.S. or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action except to the extent such action is contemplated by this Agreement.
2.PURCHASE, SALE, AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT
2.1.Purchase, Sale, and Assignment. As of the Effective Date and upon the terms and subject to the conditions of this Agreement and the Bill of Sale, Viridian will sell, transfer, assign, and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer will purchase, acquire, and accept from Viridian, the Revenue Participation Right, free and clear of all Liens,; provided that the Revenue Participation Right does not represent any right, title, or interest in or to any intellectual property or other proprietary rights owned or controlled by Viridian or any of its Affiliates. Immediately upon the sale to the Buyer by Viridian of the Revenue Participation Right pursuant to this Section 2.1 (Purchase, Sale, and Assignment), all of Viridian’s rights, title, and interests in and to the Revenue Participation Right will terminate, and all such rights, title and interests will vest in the Buyer, free and clear of all Liens. Any revenue subject to the Revenue Participation Right received by Viridian (or any of its successors in interest or Affiliates) shall be deemed held in trust for the Buyer until turned over to the Buyer in accordance with this Agreement.
2.2.Consideration. Upon the terms and subject to the conditions of this Agreement, the Buyer will, as cumulative consideration to Viridian for the sale, transfer, assignment, and conveyance of the Revenue Participation Right to the Buyer, pay to Viridian (a) an amount equal to $55,000,000 upon Closing and (b) conditional payments of up to $245,000,000 (the “Consideration”). The Consideration will be payable as set forth in Section 3.2 (Payment of Consideration).
2.3.No Assumed Obligations. Notwithstanding any provision to the contrary set forth in this Agreement, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire, and accept the Revenue Participation Right and is not assuming any liability or obligation of Viridian of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations are, and from and after the Effective Date will be, retained by and remain obligations and liabilities of Viridian or its Affiliates.
2.4.True Sale. It is the intention of the Parties that the sale, transfer, assignment, and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute, and irrevocable sale, transfer, assignment, and conveyance by Viridian to the Buyer of all of Viridian’s rights, title, and interests in and to the Revenue Participation Right. Neither Viridian nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to Viridian or a pledge, security interest, financing transaction, or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Revenue Participation Right and any Proceeds thereof will not be part of Viridian’s estate in the event of the filing of a petition by or against Viridian or any of its Affiliates under any Bankruptcy Laws. Viridian hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute, and irrevocable sale, transfer, assignment, and conveyance by Viridian to the Buyer of all of Viridian’s rights, title, and interests in and to the Revenue Participation Right under applicable Law. Accordingly, Viridian will treat the sale, transfer, assignment, and conveyance of the Revenue Participation Right as a sale of an “account” or “payment intangible” (as appropriate) in accordance with the UCC, and Viridian hereby authorizes the Buyer (or its designated representatives) at any time to file one or more financing statements (and continuation statements with respect to such financing statements when applicable) naming Viridian as the “debtor” and the Buyer as the “secured party” in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to the Buyer, including in the event that, despite the intent of the Parties, the sale, transfer, assignment, and conveyance contemplated hereby is hereafter held not to be a sale, Viridian hereby grants to the Buyer as security for the payment of the Obligations, (a) a continuing first priority security interest (the “Back-Up Security Interest”) in, and a right to set off against, any and all right, title and interest of Viridian in and to all of the following, in each case whether now owned or existing or owned, acquired, or arising hereafter and wherever located [***]. Notwithstanding anything to the contrary contained in this Purchase and Sale Agreement or in the other Transaction Documents, the security interests granted under this Purchase and Sale Agreement shall not extend to licenses or contracts, which by their terms require the consent of the licensor thereof or another party (except to the extent such prohibition on transfer is not enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 or 9-408 of the UCC). [***]. Viridian does hereby consent and authorize the Buyer or its designated representative, from and after the Closing, to file UCC financing statements, documents required to be recorded to Regulatory Authorities for the relevant Product Rights, including U.S. Patent and Trademark Office (the “USPTO”) filings, and continuation statements or filings with respect to such financing statements, agreements, or filings when applicable, in such manner and such jurisdictions as are necessary or appropriate to create, perfect, or maintain the Back-Up Security Interest [***]; provided that such Back-Up Security Interest [***] will be automatically terminated without any action or notice of any Party upon the earlier to occur of (i) the effective date of termination of this Agreement in accordance with Section 8.1 (Termination On the Cap Date or Put/Call Option Effective Date) and (ii) if the Parties otherwise agree in writing to terminate this Agreement, [***]. Following any effective date of termination of this Agreement in accordance with Section 8.1 (Termination On the Cap Date or Put/Call Option Effective Date) or as otherwise agreed by the Parties in writing, upon Viridian’s request, the Buyer will file a UCC-3 termination statement terminating the security interests granted in this Section 2.4 (True Sale).
3.CLOSING
3.1.Closing. The Closing of this Agreement will take place remotely, simultaneously with the exchange of documents and signatures on the Effective Date.
3.2.Payment of Consideration.
3.2.1First Payment. On the date of Closing, the Buyer will deliver (or cause to be delivered) to Viridian (or any Affiliate of Viridian designated by Viridian in writing) payment of $55,000,000 (such amount, the “First Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by Viridian (or such designee).
3.2.2Second Payment. If the Positive Topline Results [***] (the “Second Payment Triggering Event”), then Viridian shall notify the Buyer in writing no later than [***] after such achievement of Positive Topline Results [***]; provided that a public announcement of such Positive Topline Results will be deemed written notification to the Buyer. Within [***] following receipt of such written notice, the Buyer will deliver (or cause to be delivered) to Viridian (or any Affiliate of Viridian designated by Viridian in writing) payment of $25,000,000 (such amount, the “Second Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by Viridian (or such designee).
3.2.3Third Payment. If Viridian receives Marketing Approval for Veligrotug in the U.S. [***] (the “Third Payment Triggering Event”), then Viridian shall notify the Buyer in writing within [***] after receipt of such Marketing Approval [***]. Within [***] following Buyer’s receipt of such written notice, the Buyer will deliver (or cause to be delivered) to Viridian (or any Affiliate of Viridian designated by Viridian in writing) payment of $75,000,000 (such amount, the “Third Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by Viridian (or such designee).
3.2.4Fourth Payment. No later than [***] following delivery by Viridian to the Buyer of written notice of the occurrence of the Second Payment Triggering Event and the Third Payment Triggering Event [***] Buyer will deliver (or cause to be delivered) to Viridian (or any Affiliate of Viridian designated by Viridian in writing) payment of $15,000,000

(such amount, the “Fourth Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by Viridian (or such designee).
3.2.5Fifth Payment. If Viridian receives Marketing Approval for VRDN-003 in the U.S. [***], then Viridian shall notify the Buyer in writing within [***] after receipt of such Marketing Approval; [***]. Within [***] following written notice of the receipt of Marketing Approval of VRDN-003 in the U.S., the Buyer will deliver (or cause to be delivered) to Viridian (or any Affiliate of Viridian designated by Viridian in writing) payment of $50,000,000 (such amount, the “Fifth Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by Viridian (or such designee).
3.2.6Sixth Payment. Within [***] following Viridian’s filing of its Form 10-K with respect to the Calendar Year in which annual Net Sales of the Products in the U.S. have equaled or exceeded $1,100,000,000 [***], if Viridian elects to receive the Sixth Payment, Viridian shall provide the Buyer written notice of the occurrence of such Net Sales amount. Within [***] following Buyer’s receipt of such notice, the Buyer will deliver (or cause to be delivered) to Viridian (or any Affiliate of Viridian designated by Viridian in writing) payment of $50,000,000 (such amount, the “Sixth Payment”) by wire transfer of immediately available funds to one or more accounts designated in writing by Viridian (or such designee). For the avoidance of doubt, the Sixth Payment shall be payable only once (the first time that annual Net Sales amounts hit the threshold described in this Section 3.2.6 (Sixth Payment)).
3.2.7Seventh Payment. The Parties may agree in writing for Buyer to pay to Viridian an additional one-time payment of $30,000,000 (such amount, the “Seventh Payment”) at a time agreed between the Parties and on the financial terms agreed upon by the Parties at such time. [***].
3.2.8[***].
3.3.Withholding.
3.3.1Each of the Parties acknowledges and agrees that, as of the date hereof, and provided that each Party has delivered to the other Party in accordance with Section 3.4.3 (Closing Deliverables of Viridian) or Section 3.5.2 (Closing Deliverables of the Buyer), as applicable, such IRS Form(s) as such Party is required to deliver under Section 3.4.3 (Closing Deliverables of Viridian) or Section 3.5.2 (Closing Deliverables of the Buyer), no deduction or withholding shall be required in respect of any amounts payable or otherwise deliverable by either Party under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, each of the Parties shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local, or non-U.S. Law, provided, however, that if either Party becomes aware that any such deduction or withholding may be required under applicable Law (other than as a result of the failure by a Party to deliver the applicable IRS form(s) in accordance with Section 3.4.3 (Closing Deliverables of Viridian) or Section 3.5.2 (Closing Deliverables of the Buyer), as applicable), then, if the applicable IRS form(s) remains true, correct, and complete and has not expired or no longer provides for an exemption from withholding as a result of a change in Law, such Party shall promptly notify the other Party and cooperate with the other Party in good faith to eliminate or reduce such deduction or withholding. Notwithstanding the forgoing, each Party shall promptly notify the other Party if such Party becomes aware that the other Party’s IRS form(s) has expired or is to expire. To the extent that any amounts are so deducted and withheld and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.3.2Notwithstanding the foregoing, if, as a result of a Withholding Action by the payor Party (including any assignee or successor), any withholding or deduction of or on account of Taxes (“Withholding”) is required by applicable Law and the amount of such Withholding exceeds the amount of Withholding that would have been required if the payor Party had not committed the Withholding Action, then the payor Party shall pay an additional amount to the payee Party such that, after Withholding from the payment and such additional amount, the payee Party receives the same amount as it would have received from the payor Party absent such Withholding Action by the payor Party (except to the extent that the payee Party or any of its Affiliates can obtain a refund or credit for such amounts; provided that the payee Party will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit). If as a result of a Withholding Action by a payee Party (including any assignee or successor) the amount of Withholding under the law of the applicable jurisdiction exceeds the amount of such Withholding that would been required in the absence of such Withholding Action by the payee Party, the payor Party shall be required to pay any additional amount only to the extent that the payor Party would be required to pay any additional amount to the payee Party pursuant to the preceding sentence if the payee Party had not committed such Withholding Action.
3.4.Closing Deliverables of Viridian. On the Effective Date, Viridian will deliver (or cause to be delivered) to the Buyer the following:
3.4.1a duly executed counterpart to the Bill of Sale;
3.4.2[***]; and
3.4.3a valid, properly executed IRS Form W-9 certifying that Viridian is exempt from U.S. federal withholding Tax and “backup” withholding Tax, which may be delivered prior to the Closing.
3.5.Closing Deliverables of the Buyer. On the Effective Date, the Buyer will deliver (or cause to be delivered) to Viridian the following:
3.5.1a duly executed counterpart to the Bill of Sale;
3.5.2a valid, properly executed IRS Form W-8BEN-E [***], certifying as to its eligibility for an exemption from withholding under the income tax treaty between the United States and Ireland with respect to payments hereunder, which may be delivered prior to the Closing; and
3.5.3the Closing Date [***], duly executed by the Buyer.
4.REPRESENTATIONS AND WARRANTIES
4.1.Viridian’s Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto, Viridian represents and warrants to the Buyer as of Effective Date that:
4.1.1Existence; Good Standing. Viridian is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware. Viridian is duly licensed or qualified to do business and is in corporate good standing in the jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary.
4.1.2Authorization. Viridian has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Viridian.

4.1.3Enforceability. This Agreement has been duly executed and delivered by an authorized officer of Viridian and constitutes a valid and binding obligation of Viridian, enforceable against Viridian in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
4.1.4No Conflicts. The execution, delivery, and performance by Viridian of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Bill of Sale, do not and will not conflict with, result in breach or violation of, constitute a default (with or without notice of lapse of time, or both) under, or give a right of termination, cancellation, or acceleration of any obligation or to a loss of a benefit under, any (a) certificate of incorporation, bylaws, or other applicable organizational documents of Viridian, (b) applicable Law binding upon or applicable to Viridian or any Judgment to which Viridian or its properties or assets may be subject, or (c) any other written agreement, commitment or instrument to which Viridian is a party or by which Viridian is bound, including the Existing In-Licenses.
4.1.5Consents. Except for the consents that have been obtained prior to the Effective Date, Marketing Approvals for the Products in the U.S., UCC financing statements and other filings contemplated by Section 2.1 (Purchase, Sale, and Assignment), or any filings required by the federal securities Laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration, or filing with or of any Governmental Entity or other Person is required to be obtained by Viridian in connection with (a) the execution and delivery by Viridian of this Agreement, (b) the performance by Viridian of its obligations under this Agreement, or (c) the consummation by Viridian of any of the transactions contemplated by this Agreement.
4.1.6No Litigation. Neither Viridian nor any of its Affiliates is a party to, and has not received any written notice of, any action, suit, investigation, or proceeding pending before any Governmental Entity and, to the Knowledge of Viridian, no such action, suit, investigation, or proceeding has been threatened against Viridian, that would, if determined adversely, reasonably be expected to have a Material Adverse Effect.
4.1.7Compliance.
(a)Viridian has not violated, is not in violation of, has not been given notice that it has violated, and, to the Knowledge of Viridian, Viridian is not under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity in the U.S., court, or arbitrator, which violation would reasonably be expected to result in a Material Adverse Effect.
(b)All applications, submissions, information, and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority in the U.S. by or on behalf of Viridian were true and correct in all material respects as of the date of such submissions or request, and any material updates, changes, corrections, or modifications to such applications, submissions, information or data required under applicable Laws or regulations have been submitted to the necessary Regulatory Authorities in the U.S.
(c)Clinical Trials conducted by Viridian or its Affiliates relating to the Products were conducted in all material respects in compliance with applicable Laws and, in all material respects, in accordance with experimental protocols, procedures, and controls pursuant to, where applicable, accepted professional and scientific standards. Neither Viridian nor any of its Affiliates has received any notices or correspondence from any Regulatory Authority or comparable authority requiring the termination, suspension, or material modification or clinical hold of any Clinical Trial conducted by or on behalf of Viridian or its Affiliates with respect to the Products in or for the U.S.
(d)No Governmental Entity in the U.S. has commenced, or threatened to initiate, any action or proceeding to place a clinical hold order on, or otherwise terminate, delay, or suspend any proposed or ongoing Clinical Trials, conducted in connection with one or more Products.
(e)Neither Viridian nor any of its Affiliates has committed any act, made any statement, or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws or regulations.
(f)None of Viridian, its Affiliates, or to the Knowledge of Viridian, any Third Party acting on behalf of Viridian, has used in any capacity the services of a person debarred, excluded, or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under 21 U.S.C. § 335a.
4.1.8In-Licenses.
(a)Except as set forth on Schedule 4.1.8(a) of the Disclosure Schedule (any In-License set forth on Schedule 4.1.8(a) of the Disclosure Schedule, an “Existing In-License”), there are no In-Licenses.
(b)Each Existing In-License is a valid and binding obligation of Viridian. To the Knowledge of Viridian, each Existing In-License is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Viridian has not received any written notice in connection with any Existing In-License challenging the validity or enforceability of any provision of any such agreement.
(c)Neither Viridian nor any of its Affiliates that is party to the applicable Existing In-License has: (i) given notice to a counterparty (A) of the termination of any Existing In-License or (B) expressing any intention to terminate any Existing In-License; and (ii) to the Knowledge of Viridian, received from a counterparty to an Existing In-License any written notice (A) of termination of such Existing In-License or (B) expressing any intention to terminate such Existing In-License.
(d)As of the date hereof, and at all relevant times after [***], Viridian has performed in all material respects with all material obligations of Viridian under each Existing In-License in accordance with such Existing In-License. As of the date hereof, to the Knowledge of Viridian: (i) there is no breach by Viridian of an Existing In-License alleged in writing by an Existing In-License Counterparty; (ii) there is no other material dispute alleged in writing as between any Existing In-License Counterparty and Viridian, or between any of their respective Affiliates, as it relates to rights and obligations under the applicable Existing In-License; (iii) neither Viridian nor any Affiliate of Viridian has received from an Existing In-License Counterparty any termination notice or threat in writing to terminate the applicable Existing In-License; (iv) no event has occurred that would give an Existing In-License Counterparty or Viridian a right to terminate the applicable Existing In-License pursuant to the terms thereof (other than the right to terminate for convenience), or (v) there has been no act or failure to act by or on behalf of an Existing In-License Counterparty or Viridian that would, or may be reasonably likely to, reduce the quantum of Net Sales of Product after the date hereof.

(e)As of the date hereof, with respect to each Product Upstream Agreement, (i) to the Knowledge of Viridian, the Third Party to such Product Upstream Agreement and the Existing In-License Counterparty are in compliance with the applicable Product Upstream Agreement and (ii) Viridian has not received any written notice from the Existing In-License Counterparty related to any breach of such Product Upstream Agreement by either the Third Party to such Product Upstream Agreement or the Existing In-License Counterparty or dispute under such Product Upstream Agreement.
4.1.9Out-Licenses.
(a)Except as set forth on Schedule 4.1.9(a) of the Disclosure Schedule (any Out-License set forth on Schedule 4.1.9(a) of the Disclosure Schedule, an “Existing Out-License”), there are no Out-Licenses.
(b)Each Existing Out-License is a valid and binding obligation of Viridian. To the Knowledge of Viridian, each Existing Out-License is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Viridian has not received any written notice in connection with any Existing Out-License challenging the validity or enforceability of any provision of any such agreement.
(c)Viridian has not: (i) given notice to a counterparty (A) of the termination of any Existing Out-License or (B) expressing any intention to terminate any Existing Out-License; and (ii) to the Knowledge of Viridian, received from a counterparty to an Existing Out-License any written notice (A) of termination of such Existing Out-License or (B) expressing any intention to terminate such Existing Out-License.
4.1.10Intellectual Property.
(a)Schedule 4.1.10(a) of the Disclosure Schedule lists all of the currently existing Patent Rights included within the Product Patent Rights owned or exclusively licensed by Viridian or any of its Affiliates in the U.S. (the “Existing Product Patent Rights”), including, for issued patents, the expiration date. Viridian is the sole and exclusive owner of all of the Existing Product Patent Rights. No Patent Rights owned or licensed by Viridian or any of its Affiliates other than the Existing Product Patent Rights are necessary to make, have made, offer to sell, sell, have sold, use, import, distribute, or market a Product in the U.S.
(b)Neither Viridian nor any of its Affiliates is a party to any pending, and to the Knowledge of Viridian, there is no threatened (in writing), litigation, interference, reexamination, reissue, inter partes review, post grant review, opposition, or like procedure involving any of the Existing Product Patent Rights.
(c)To the Knowledge of Viridian, the issued Patent Rights within the Existing Product Patent Rights are enforceable, in full force and effect, have not lapsed, expired, or otherwise terminated, and, to the Knowledge of Viridian, are valid. Neither Viridian nor any of its Affiliates has received any written notice relating to the lapse, expiration, or other termination of any of the issued Patent Rights within the Existing Product Patent Rights, and neither Viridian nor any of its Affiliates has received any written legal opinion that alleges that an issued Patent Right within any of the Existing Product Patent Rights is invalid or unenforceable. Viridian has complied with all duties to disclose to the United States Patent and Trademark Office under 37 CFR 1.56.

(d)Neither Viridian nor any of its Affiliates has received any written notice that there is any Person, and to the Knowledge of Viridian, there is no Person, who is or claims to be an inventor under any of the Existing Product Patent Rights who is not a named inventor thereof or claims to be an owner of any of the Existing Product Patent Rights.
(e)Neither Viridian nor any of its Affiliates has received any written notice of any claim by any Person challenging and, to the Knowledge of Viridian, there is no Person who has a basis to challenge, the ownership of, the rights of Viridian in and to, or the patentability, validity, or enforceability of, any of the Existing Product Patent Rights, or asserting that the development, manufacture, or Commercialization of any Product in the U.S. infringes, misappropriates, or otherwise violates, or will infringe, misappropriate or otherwise violate the issued Patent Rights or other Intellectual Property (but excluding Patent Rights) owned or controlled by such Person in the U.S.
(f)To the Knowledge of Viridian, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any of the Product Intellectual Property Rights in the U.S.
(g)Viridian has paid all maintenance fees, annuities, and like payments required as of the Effective Date with respect to each of the Existing Product Patent Rights that are owned by Viridian, and, to the Knowledge of Viridian, all maintenance fees, annuities, and like payments required as of the Effective Date with respect to each of the Existing Product Patent Rights that are in-licensed by Viridian have been paid.
(h)Each of Viridian and its Affiliates has used reasonable efforts and taken commercially reasonable steps designed to maintain, preserve and protect its confidential Know-How and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with or related to the business of Viridian to which this Agreement relates, including through: (i) requiring all employees of Viridian and its Affiliates to execute confidentiality agreements with respect to Intellectual Property rights developed for or obtained from Viridian and its Affiliates and (ii) entering into licenses and contracts that generally require licensees, contractors, and other Third Parties with access to such Know-How or other confidential information to keep such Know-How or other confidential information confidential.
4.1.11No Liens; Title to Revenue Participation Right. None of the Product Intellectual Property Rights, in each case, that relate to the Product is subject to any Lien, except for Permitted Liens. Viridian has the full right to sell, transfer, convey, and assign to the Buyer all of Viridian’s rights and interests in and to the Revenue Participation Right being sold, transferred, conveyed and assigned to the Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person, except for the consents that have been obtained on or prior to the Closing. The claims and rights of the Buyer created by this Agreement in and to the Revenue Participation Right and any other Product Collateral are not subordinated to any creditor of Viridian or any other Person. On the Effective Date, the Buyer will have received, subject to the terms and conditions set forth in this Agreement, the Revenue Participation Right, free and clear of all Liens, except for any Permitted Liens.
4.1.12Manufacturing; Supply. All Products have, since [***], been manufactured, transported, stored, and handled in all material respects in accordance with applicable Law and with good manufacturing practices. Since [***], neither Viridian nor any Affiliate of Viridian has experienced any significant failures in the manufacturing or supply of any Product. Viridian has on hand or has made adequate provisions to secure sufficient clinical quantities of VRDN-003 to complete all Clinical Trials in the U.S. that are ongoing or planned as of the date hereof. Viridian has on hand or has made adequate provisions to secure sufficient quantities of the Veligrotug to support the Launch of Veligrotug in the U.S.
4.1.13Indebtedness. Schedule 4.1.13 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, Viridian as of the Effective Date.
4.1.14Lien-Related Representations and Warranties.
(a)Schedule 4.1.14 of the Disclosure Schedule sets forth a complete list of outstanding Liens (except for Permitted Liens) securing Indebtedness for borrowed money of Viridian as of the Effective Date.
(b)Viridian’s exact legal name is, and since January 20, 2021, has been, “Viridian Therapeutics, Inc.” Viridian is located at 221 Crescent Street, Suite 103A, Waltham, Massachusetts, 02453.
4.1.15Brokers’ Fees. Except for fees payable to Goldman Sachs & Co. LLC, which are being paid by Viridian, there is no investment banker, broker, finder, financial advisor, or other intermediary who has been retained by or is authorized to act on behalf of Viridian who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.1.16Public Company Reporting Obligations. Except as publicly disclosed in a filing by Viridian with the SEC, Viridian has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Viridian with or to the SEC since [***] (all such registration statements, forms, reports, certifications and other documents (including those that Viridian may file or furnish after the date hereof until the Closing) are referred to herein as the “Viridian SEC Documents”). The Viridian SEC Documents (a) were filed or furnished on a timely basis, (b) at the time filed or furnished, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Viridian SEC Documents, and (c) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Viridian SEC Documents or necessary in order to make the statements in such Viridian SEC Documents, in the light of the circumstances under which they were made, not misleading. Viridian’s financial statements included within the Viridian SEC Documents have been prepared in accordance with GAAP and such financial statements do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time made.
4.1.17Taxes. Viridian has filed (or caused to be filed) all U.S. federal income and other material Tax returns and material Tax reports required to be filed under applicable Law and has paid all U.S. federal income and other material Taxes required to be paid, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Viridian, as in effect from time to time.
4.1.18Disclosure. No representation or warranty made by Viridian in this Agreement or in any Transaction Document contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Revenue Participation Right or the Net Sales Payments. To the Knowledge of Viridian, the materials provided in the Data [***] are true and correct copies of the document they represent themselves to be and: (i) in the case of agreements in the Data [***], to the Knowledge of Viridian, there are no other amendments, modifications or other agreements between or among the Parties thereto that have not been provided in the Data [***]; and (ii) to the Knowledge of Viridian, the diligence tracker documents placed in the Data [***] do not contain any untrue statement of material fact or omit to state any material fact necessary to make any such statement not misleading to a prospective buyer of the Revenue Participation Right or the Net Sales Payments.
4.2.Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to Viridian as of the Effective Date that:
4.2.1Existence; Good Standing. The Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Delaware.
4.2.2Authorization. The Buyer has the requisite right, power, and authority to execute, deliver, and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
4.2.3Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
4.2.4No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give a right of termination, cancellation, or acceleration of any obligation or to a loss of a benefit under, any provision of: (a) any organizational document of the Buyer; (b) any applicable Law or any Judgment to which the Buyer or its properties or assets may be subject; or (c) any other agreement (whether written or oral), commitment or instrument to which the Buyer is a party or by which the Buyer is bound, except, in the case of clauses (b) and (c), only for such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.
4.2.5Consents. Except for the consents that have been obtained on or prior to the Effective Date, the UCC financing statements and other filings and recordals contemplated by Section 2.4 (True Sale), and any filings required by the federal securities Laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration, or filing with or of any Governmental Entity or other Person is required to be obtained by the Buyer in connection with (a) the execution and delivery by the Buyer of this Agreement, (b) the performance by the Buyer of its obligations under this Agreement, or (c) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
4.2.6No Litigation. The Buyer is not a party to, and has not received any written notice of, any no action, suit, investigation, or proceeding pending before any Governmental Entity and, to the knowledge of the Buyer, no such action, suit, investigation, or proceeding has been threatened against the Buyer, that would, if determined adversely, reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.
4.2.7Financing. The Buyer (a) has sufficient cash to pay the First Payment on the date of Closing in accordance with Section 3.2.1 (First Payment) and (b) will have sufficient cash to pay the other Consideration when such Consideration is due pursuant to Section 3.2 (Payment of Consideration). The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
4.2.8Tax Status. The Buyer is an indirect, wholly-owned subsidiary of DRI Healthcare ICAV, an Irish company (the “ICAV”), [***].
4.2.9Brokers’ Fees. There is no investment banker, broker, finder, financial advisor, or other intermediary who has been retained by or is authorized to act on behalf of the Buyer that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.3.No Other Representations and Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
5.COVENANTS
5.1.Product Updates. From and after the date hereof, Viridian shall provide the Buyer the following reports:
5.1.1Inventory Updates. Promptly following the end of each calendar quarter, but in any event, in each case, no later than [***] after the end of such calendar quarter, [***] the Inventory Updates.
5.1.2Semi-Annual Updates. Promptly following the end of each of the first and second six month periods in a Calendar Year, but in any event, in each case, no later than [***] after the end of such six month period, as applicable, [***] (a) the Clinical Updates, (b) the Commercial Updates, (c) the Regulatory Updates, and (d) the Intellectual Property Updates (such semi-annual updates, collectively with the Net Sales Reports and the Inventory Updates, the “Reports”).
5.1.3Other Updates. Viridian shall include any (a) [***] and (b) [***]. In addition, [***], with respect to either Product, Viridian will notify DRI in advance of [***].
5.1.4Additional Information. Viridian shall also provide the Buyer with such additional information regarding the updates included in each Report as the Buyer may reasonably request from time to time. Viridian shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Viridian and subject to the obligations of confidentiality set forth in Section 7 (Confidentiality).
5.1.5Product Challenges. Subject to Section 5.4 (Intellectual Property and Regulatory Matters), Viridian shall promptly notify Buyer (and in no event more than [***] after the Knowledge of Viridian of the following events) of (a) any action, demand, suit, claim, cause of action, proceeding, or investigation pending or, to the Knowledge of Viridian, threatened by or against Viridian or any of its Subsidiaries in the U.S., or (b) proceeding or inquiry of any Regulatory Authority in the U.S. or, to the extent any such proceeding may reasonably relate to matters that would also materially negatively impact the U.S., the European Medicines Agency or the Medicines and Healthcare products Regulatory

Agency of the UK that is pending or, to the Knowledge of Viridian, threatened against Viridian or any of its Subsidiaries, in each case of (a) or (b), related to any Product or the Product Collateral.
5.1.6Notice of Permitted Out-License. During the term of this Agreement, in the event that Viridian or any of its Affiliates enters into any Permitted Out-License with any Subsidiary of Viridian that grants a license with respect to the Product Intellectual Property Rights, at least [***], Viridian shall give Buyer written notice thereof and will [***] cause any such Subsidiary to execute and deliver to Buyer a joinder agreement and other documents [***] in order to cause such Subsidiary to become a party to the applicable Transaction Documents as if such Subsidiary was a party thereto as of the date hereof.
5.2.Net Sales Payments; Net Sales Payment Details; Put Option; Call Option.
5.2.1Net Sales Payments. From and after the Launch of the first Product or [***] Product in the U.S. until the Net Sales Payment Termination Date, subject to Section 5.2.2 (Net Sales Reports) Viridian will pay to the Buyer the Net Sales Payment for each Calendar Quarter promptly, but in any event no later than [***] after the end of each Calendar Quarter.
5.2.2Net Sales Reports. Until the Net Sales Payment Termination Date, for each Calendar Quarter, within [***] following the end of the Calendar Quarter, Viridian will provide to the Buyer [***]. In addition, until the Net Sales Payment Termination Date, for each Calendar Quarter, promptly, but in any event no later than [***] after the end of each Calendar Quarter, Viridian will provide to the Buyer a report (a “Net Sales Report”), in substantially the form attached to this Agreement as Exhibit E, setting forth in reasonable detail, [***].
5.2.3Payment Method. Any payments required to be made by either Party under this Agreement will be made in Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other Party will designate in writing prior to the date of such payment.
5.2.4Put/Call Option. Upon a Change of Control of Viridian [***], both the Buyer and Viridian will have the option (the “Put/Call Option”) at any time during the period commencing on the date of such Change of Control and ending on the date that is [***] following such Change of Control to require Viridian to repurchase from the Buyer [***] of the Revenue Participation Right. Either Party may exercise the Put/Call Option by delivering to the other Party written notice of such Party’s election to exercise the Put/Call Option. If either Party exercises the Put/Call Option, then Viridian will promptly, but no later than [***] following the receipt of such notice by the other Party, purchase from the Buyer all of the Buyer’s rights, title, and interests to the Revenue Participation Right for the Put/Call Price as of the date of such payment. The payment of the Put/Call Price will be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by the Buyer, to the account to which the Net Sales Payments were transmitted or are to be transmitted pursuant to Section 5.2.3 (Payment Method). Upon the Buyer’s receipt of the Put/Call Price, (a) all rights of the Buyer under Section 5.2.1 (Net Sales Payments) will immediately terminate; (b) except as set forth in Section 8.3 (Survival), all rights and obligations of the Parties hereunder will automatically, without any further action of the Parties, be deemed to be released and irrevocably terminated; and (c) the Buyer will take such actions as are reasonably requested by Viridian to evidence the termination of such provisions, including the termination of the Back-Up Security Interest (the date such Put/Call Price is received by the Buyer, the “Put/Call Option Effective Date”). [***].
5.3.Inspections and Audits of Viridian. Upon at least [***] prior written notice and during normal business hours, no more frequently than [***] during the term of this Agreement, the Buyer may cause an inspection or audit by an independent public accounting firm reasonably acceptable to Viridian to be made of Viridian’s financial books of account specifically related to the Commercialization ([***]) of the Products and [***] Products in the U.S. for the [***] prior to the audit for the purpose of determining the correctness of the Net Sales Payments made under this Agreement and the achievement of the Positive Topline Results. Upon the Buyer’s reasonable request, no more frequently than [***], Viridian shall use Commercially Reasonable Efforts to exercise any rights it may have under [***], to cause an inspection or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Net Sales Payments made under this Agreement. All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) will be borne solely by the Buyer, unless the independent public accounting firm determines that Net Sales Payments previously paid during the period of the audit were underpaid by an amount greater than [***], in which case such expenses will be borne by Viridian. Any such accounting firm will not disclose the Confidential Information of Viridian or any of its Affiliates to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Net Sales Payments or such Confidential Information would otherwise be included in a Net Sales Report. All information obtained by the Buyer as a result of any such inspection or audit will be Confidential Information of Viridian subject to Section 7 (Confidentiality). If any audit discloses any underpayments by Viridian to the Buyer, then such underpayment will be paid by Viridian to the Buyer within [***] of such underpayment being so disclosed. If any audit discloses any overpayments by Viridian to the Buyer, then Viridian will have the right to credit the amount of the overpayment against each subsequent Net Sales Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final Net Sales Payment due hereunder, then the Buyer will promptly refund an amount equal to any such remaining overpayment.
5.4.Intellectual Property and Regulatory Matters.
5.4.1Prosecution and Maintenance. [***]. In connection with any such prosecution and maintenance of [***] Patent Rights [***], (a) owned by Viridian or any of its Affiliates or (b) exclusively licensed by Viridian or any of its Affiliates, with respect to which Viridian or any of its Affiliates is responsible for prosecution and maintenance, Viridian will [***]. Subject to the rights of any Licensor pursuant to an Existing In-License or any Licensee pursuant to an Existing Out-License, Permitted Out-License or Other License, as applicable, [***]. Viridian will also notify the Buyer within [***] following the Knowledge of Viridian of any challenge to any [***] Patent Right, [***] of a [***] Patent Right, filed by a Third Party. Subject to terms of any In-License or Out-License, Viridian shall [***] such a Third Party challenge.
5.4.2Third Party Infringement Notice. Viridian will (a) provide [***].
5.4.3Enforcement Notice. Viridian will notify [***].
5.4.4Enforcement Actions. Within [***] after initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement in the U.S. by a Third Party of any Product Intellectual Property Right that is owned or exclusively licensed by Viridian or any of its Affiliates, Viridian will [***]. In connection with responding to notice of a Section 351(k) application referencing a Product prior to any enforcement action, Viridian shall [***]. To the extent that any settlement of an enforcement action with respect [***] would [***], Viridian will [***].
5.4.5Recoveries. If Viridian recovers monetary damages from a Third Party [***].
5.5.In-Licenses.
5.5.1Notice of Material In-Licenses and Amendments. Viridian will promptly (and in any event within [***] provide the Buyer with [***].

5.5.2Compliance with and Termination of In-Licenses. Viridian will comply in all material respects with its obligations under any Existing In-Licenses and any other Material In-License, [***]. Promptly, and in any event within [***], after receipt of any written notice from a counterparty or its Affiliates to any In-License of an alleged material breach under any Material In-License, including any payments that may be due, Viridian will [***].
5.5.3Existing In-Licenses. Viridian and its Affiliates shall perform all obligations of Viridian and its Affiliates under each Existing In-License.
5.6.Out-Licenses.
5.6.1Entry Into Out-Licenses. Viridian may not enter into any Out-License other than a Permitted Out-License [***]. Subject to compliance with this Section 5.6.1 (Entry Into Out-Licenses) Viridian may enter into (i) a Permitted Out-License or (ii) [***] (“Other License”); provided that: [***]. Viridian may enter into any definitive agreement with respect to any Sale, subject to compliance with the requirements set forth in Section 5.6.3 (Net Sales Reports from Licensees) with respect to such Sale; provided further that, notwithstanding any provision in this Agreement to the contrary, [***] constitutes a Change of Control pursuant to clauses (a) or (b) of the definition of “Change of Control,” Viridian shall: [***]. For the avoidance of doubt, notwithstanding any provision to the contrary set forth in this Agreement, Viridian and its Affiliates will not be restricted in any action as it relates to an out-license that is not an Out-License (except for Other Licenses as set forth in this Section 5.6.1 (Entry into Out-Licenses)) or any sale that is not a Sale.
5.6.2Copies. Viridian shall promptly (and in any event within [***]) provide the Buyer with (a) executed copies of each Permitted Out-License or definitive agreement with respect to any Sale (and all ancillary agreements referenced in such agreement with respect to such Sale), and (b) executed copies of each amendment, supplement, modification, or written waiver of any material provision of a Permitted Out-License or definitive agreement with respect to any Sale.
5.6.3Net Sales Reports from Licensees. Viridian shall include in all Permitted Out-Licenses, or definitive agreements with respect to any Sale, as may be applicable, provisions requiring the Licensee or Purchaser (as applicable) to provide to Viridian all information that Viridian is required to provide in the Net Sales Reports as set forth in Section 5.2.2 (Net Sales Reports) (the “Licensee Reports”, in respect of any Licensee, or “Permitted Sale Reports” in respect of any Purchaser).
5.6.4Notice of Material Breach. Viridian shall provide the Buyer prompt (and in any event within [***]) written notice of a material breach by a Licensee or Purchaser (as applicable) (or of its obligations under any Permitted Out-License or definitive agreement with respect to any Sale, as may be applicable), of which any of the individuals named in the definition of “Knowledge of Viridian” (or the successors of such Person at Viridian) becomes aware.
5.6.5Notice of Termination. Except with respect to any Sale made to a Third Party that constitutes a Change of Control pursuant to clauses (a) or (b) of the definition of “Change of Control,” Viridian shall provide the Buyer with written notice promptly (and in any event within [***]) following the termination of any Permitted Out-License or of definitive agreements with respect to any Sale, as may be applicable.
5.7.Development and Commercialization Diligence. [***].
5.8.Preservation of Liens. Viridian will notify the Buyer in writing promptly (and in any event within [***]) following any change in (a) its legal name (as defined in Section 9-503(a) of the Uniform Commercial Code in effect in Delaware and in New York), (b) its jurisdiction of organization, or if not a registered organization, location for purposes of the UCC, or (c) its type of organization or corporate structure that would impair the perfection of the Back-Up Security Interest [***] granted hereunder. Except (a) as permitted [***], and (b) for Permitted Liens, Viridian will not permit any party other than the Buyer to create, incur, assume, or suffer to exist any Lien upon any Revenue Participation Right or Product Collateral or any Proceeds thereof.
5.9.No Actions to Shift Net Sales. Viridian will not, and will cause its Affiliates not to, take any action or omit to take any action specifically with an intent to shift the period in which Net Sales are recognized to increase payments by the Buyer hereunder [***] or reduce the Net Sales Payment ([***]). [***]. For the avoidance of doubt, Viridian may take any action or omit to take any action in the ordinary course of business even if such action or omission results in a shift to the period of Net Sales.
5.10.Further Assurances. Viridian and the Buyer agree to execute and deliver such other documents, certificates, agreements, and other writings, and to take such other actions, as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by the Transaction Documents. Following the Effective Date, Viridian agrees to (a) correct any identified defect or error that may be discovered in the execution, acknowledgment, filing or recordation of the Back-Up Security Interest or the [***], and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments the Buyer may reasonably request in order to maintain the perfection of the Back-Up Security Interest or the [***], in each case, including any Product Collateral created or arising after the Effective Date. Viridian will notify the Buyer annually of any Product Patent Rights and regulatory filings, submissions, and approvals, in each case, included in the Product Collateral created or arising after the Effective Date to the extent not previously disclosed to the Buyer.
5.11.Preservation of Assets. Viridian agrees to diligently preserve and maintain any collateral subject to (or required to be subject to) [***], and to take any and all actions reasonably necessary or desirable in connection with such efforts, including preparing, executing, delivering and filing any and all agreements, documents and instruments to preserve, perfect and maintain Viridian’s right, title, and interests in [***].
6.INDEMNIFICATION
6.1.General Indemnity. From and after the Effective Date:
6.1.1Indemnification by Viridian. Viridian hereby agrees to indemnify, defend, and hold harmless the Buyer and its Affiliates and its and their directors, managers, members, partners, trustees, officers, agents, and employees (the “Buyer Indemnified Parties”) from, against, and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (a) any breach of any of the representations or warranties (in each case, when made) of Viridian in this Agreement, and (b) any breach of any of the covenants or agreements of Viridian in this Agreement; and
6.1.2Indemnification by the Buyer. The Buyer hereby agrees to indemnify, defend, and hold harmless Viridian and its Affiliates and its and their directors, officers, agents, and employees (the “Viridian Indemnified Parties”) from, against, and in respect of all Losses suffered or incurred by the Viridian Indemnified Parties to the extent arising out of or resulting from (a) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement, and (b) any breach of any of the covenants or agreements of the Buyer in this Agreement.
6.2.Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Viridian Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Viridian Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this

Section 6 (Indemnification), the Indemnified Party will so notify the other Party from whom indemnification is sought under this Section 6 (Indemnification) (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss will have occurred. If any claim, action, suit, or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 6 (Indemnification), such Indemnified Party will promptly after it becomes aware of such claim, action, suit, or proceeding, notify the Indemnifying Party of such claim, action, suit, or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit, or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit, or proceeding in a timely manner pursuant to this Section 6.2 (Notice of Claims) will not limit the obligation of the Indemnifying Party under this Section 6 (Indemnification), except to the extent such Indemnifying Party is actually prejudiced thereby.
6.3.Claim Procedures. In case any such action is brought against an Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 6.3 (Claim Procedures) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an Indemnified Party will have the right to retain its own counsel reasonably satisfactory to the Indemnifying Party, but the reasonable fees and expenses of such counsel will be at the expense of such Indemnified Party unless (a) the Indemnifying Party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the Indemnifying Party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, conditioned, or delayed. No Indemnifying Party will, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned, or delayed, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.
6.4.Limitations on Liability. EXCEPT [***], NO PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, OR INCIDENTAL DAMAGES UNDER THIS SECTION 6 (INDEMNIFICATION) AS A RESULT OF ANY BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT OF SUCH PARTY (INCLUDING UNDER THIS SECTION 6 (INDEMNIFICATION)) UNDER OR PURSUANT TO THIS AGREEMENT.
6.5.Liability Cap. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT OTHER THAN SECTION 9.15, VIRIDIAN’S AGGREGATE LIABILITY AS A RESULT OF ANY BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT OF VIRIDIAN (INCLUDING UNDER THIS SECTION 6 (INDEMNIFICATION)) UNDER OR PURSUANT TO THIS AGREEMENT WILL NOT EXCEED [***].

6.6.Exclusive Remedy. Except as set forth in Section 9.12 (Specific Performance) and, solely in the case of an Insolvency Proceeding, with respect to the exercise of remedies with respect to the security interests granted under Section 2.4 (True Sale) (including Schedule A), from and after Effective Date, the rights of the Parties pursuant to (and subject to the conditions of) this Section 6 (Indemnification) will be the sole and exclusive remedy of the Parties and their respective Affiliates with respect to any claims (whether based in contract, tort, or otherwise) resulting from or relating to any breach of the representations, warranties, covenants, and agreements made under this Agreement or any certificate, document, or instrument delivered hereunder, and each Party hereby waives, to the fullest extent permitted under applicable Law, and agrees not to assert any other claim or action in respect of any such breach. Notwithstanding any provision to the contrary set forth in this Section 6.6 (Exclusive Remedy), claims for fraud, gross negligence, or willful misconduct will not be waived or limited in any way by this Section 6 (Indemnification).
6.7.Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this Section 6 (Indemnification) will be treated as an adjustment to the Consideration to the fullest extent permitted by applicable Law.
7.CONFIDENTIALITY
7.1.Confidentiality. Except as provided in this Section 7 (Confidentiality) or otherwise agreed in writing by the Parties, the Parties agree that each Party will, and will cause its Affiliates to, keep confidential and not publish or otherwise disclose and not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any information furnished to it (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”) under or in connection with this Agreement (such information, “Confidential Information” of the Disclosing Party), except that Confidential Information will not include, and the terms of this Section 7 (Confidentiality) will not apply to, any such information that the Receiving Party can demonstrate through competent written evidence:
(a)is known by the Receiving Party without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party or any of its Affiliates or disclosees, as documented by the Receiving Party’s business records;
(b)is available to the public before its receipt from the Disclosing Party;
(c)became available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;
(d)except with respect to any information that is a Marketing Approval Application for a Product or any portion thereof, including any information related to a Marketing Approval Application for a Product, or is identified by a Party as a “trade secret” or that qualifies as a “trade secret” under applicable Law, is subsequently disclosed to the Receiving Party without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party or any of its Affiliates or disclosees; or
(e)except with respect to any information that is a Marketing Approval Application for a Product or any portion thereof, including any information related to a Marketing Approval Application for a Product, or is identified by a Party as a “trade secret” or that qualifies as a “trade secret” under applicable Law, is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

7.1.1No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
7.1.2All Reports and other information provided by Viridian to the Buyer hereunder, including all Net Sales Reports, will be the Confidential Information of Viridian. The terms of this Agreement will be the Confidential Information of both Parties, with each Party being the Receiving Party and Disclosing Party with respect thereto.
7.2.Authorized Disclosure.
7.2.1Permitted Circumstances. The Receiving Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:
(a)if required by applicable Law, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange (in which case the terms of such disclosures will be governed by Section 7.2.2 (Confidential Treatment)); provided that the Receiving Party (other than as required by the disclosure policies of a major stock exchange): (i) uses reasonable efforts to inform the Disclosing Party prior to making any such disclosures and reasonably cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy (including redaction), and (ii) whenever possible, request confidential treatment of such information in accordance with Section 7.2.2 (Confidential Treatment);
(b)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
(c)for audit purposes, provided that each recipient of Confidential Information will be bound by enforceable obligations of confidentiality and non-use at least as stringent as those imposed upon the Parties pursuant to Section 7 (Confidentiality) prior to any such disclosure;
(d)upon the prior written consent of the Disclosing Party (but solely to the extent of such consent);
(e)in connection with a court proceeding to enforce its rights under applicable Law, this Agreement, the Closing Date [***], any other [***], or any security agreement entered into in connection with the Back-up Security Interest [***];
(f)disclosure of this Agreement and its terms to its actual or potential investors and other sources of funding, including debt financing, actual or potential providers of Indebtedness, or actual or potential partners, collaborators, or acquirers, actual or potential Purchasers of the Net Sales Payments and their respective accountants, financial advisors, and other professional representatives, provided that (i) such disclosure will be made only to the extent customarily required to consummate such investment, financing, transaction, partnership, collaboration, or acquisition, (ii) each recipient of Confidential Information will be bound by enforceable obligations of confidentiality and non-use at least as stringent as those imposed upon the Parties pursuant to Section 7 (Confidentiality) prior to any such disclosure or otherwise customary for such type and scope of disclosure, and (iii) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed; or
(g)in connection with an assignment permitted pursuant to Section 9.5 (Assignment).

7.2.2Confidential Treatment. Notwithstanding the foregoing, if the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 7.2.1(a) (Permitted Circumstances) or Section 7.2.1(b) (Permitted Circumstances), it will provide the Disclosing Party with prompt notice (unless such notification is prohibited by applicable Law or a valid order of a court of competent jurisdiction or other Governmental Entity) so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or receipt of a waiver from the Disclosing Party hereunder, the Receiving Party is, in the opinion of the Receiving Party’s legal counsel, compelled to disclose the Confidential Information or else stand liable for contempt or other censure or significant penalty, then the Receiving Party may furnish only that portion of the Confidential Information that it is legally required to furnish and will exercise its best efforts to preserve the confidentiality of the Confidential Information, including by cooperating with the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Without limiting the foregoing, the Buyer acknowledges that it may be necessary for Viridian to file this Agreement with the SEC and otherwise disclose the terms of this Agreement in its reports filed with the SEC, and Viridian agrees that it will provide the Buyer a reasonable opportunity to review and comment on any proposed redactions to the copy of this Agreement to be filed with the SEC, which comments Viridian will consider in good faith if made timely. Any such permitted disclosure will not relieve the Receiving Party of its obligations hereunder. In any event, the Buyer will not file any patent application based upon or using any Confidential Information of Viridian provided hereunder.
7.3.Disclosures; Public Announcement. The Parties will agree on the substance and timing of initial press releases to be made by each of Viridian and DRI following the Effective Date. After the issuance of such press release, neither Party will, and each Party will cause its respective Affiliates and disclosees not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other Party, except (a) to make subsequent public disclosures reiterating information in such press release (or other information previously approved by the other Party for such public release), so long as the information in such release or other public disclosure remains true, correct, and the most current information with respect to the subject matters set forth therein, (b) to factually identify the Buyer (or its assignee) as the recipient of the Net Sales Payments, (c) to respond to questions in respect of the Party (or its assignee) using only the factual information disclosed in the initial press release (or other information previously approved by the other Party for such purpose), (d) to disclose the receipt or payment of any Consideration, exercise of the Put/Call Option, the occurrence of the Cap Date, or any other material payment terms, or (e) as may be required by applicable Law (in which case the Party required to make the press release or other public announcement or disclosure will allow the other Party reasonable time to comment on, and, if applicable, reasonably direct the Disclosing Party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance); provided that, in each case ((a)-(e)), each Party will not use the other Party’s name for promotional or marketing purposes. Notwithstanding any provision to the contrary set forth in this Agreement, nothing set forth herein will limit Viridian’s ability to make any disclosures related to: (i) the commencement, completion, material data, or key results of any Clinical Trials for the Products or [***] Products; (ii) sales or other distributions of the Products or [***] Products in any country or jurisdiction; or (iii) the receipt of Marketing Approval for a Product or [***] Product in any country or jurisdiction.
7.4.Confidentiality Agreement. As of the date hereof, that certain Mutual Confidentiality Agreement between [***], dated as of [***], is hereby terminated without further force and effect, superseded by this Section 7 (Confidentiality) of this Agreement and all obligations between the Parties relating to confidentiality, including information that was provided in the Data [***], will be governed by this Section 7 (Confidentiality) of this Agreement.

8.TERMINATION
8.1.Termination On the Cap Date or Put/Call Option Effective Date. On the first to occur of the Cap Date or Put/Call Option Effective Date, this Agreement will automatically, and without any further actions of the Parties, be deemed irrevocably terminated, effective as of the Cap Date or Put/Call Option Effective Date, as applicable.
8.2.Return of Confidential Information. At the Disclosing Party’s election and upon the Disclosing Party’s request, the Receiving Party will return (at the Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that is in the Receiving Party’s or any of its Affiliates’ possession or control and provide written certification of such return or destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives.
8.3.Survival. Notwithstanding anything to the contrary in this Section 8 (Termination), the following provisions will survive termination of this Agreement: Section 1 (Definitions), Section 2.3 (No Assumed Obligations), Section 6 (Indemnification), Section 7 (Confidentiality) solely for the period of time specified therein, Section 8.2 (Return of Confidential Information), this Section 8.3 (Survival), Section 9.3 (Headings), Section 9.4 (Notices), Section 9.5 (Assignment), Section 9.6 (Amendment and Waiver), Section 9.7 (Entire Agreement), Section 9.8 (No Third Party Beneficiaries), Section 9.9 (Governing Law), Section 9.10 (Jurisdiction; Venue.), Section 9.11 (Severability), Section 9.12 (Specific Performance), Section 9.13 (Counterparts), Section 9.14 (Relationship of the Parties), Section 9.15 (Expenses), and Section 9.16 (Construction). Termination of the Agreement will not relieve any Party of liability in respect of breaches under this Agreement by any Party on or prior to termination.
9.MISCELLANEOUS
9.1.[***].
9.2.Solvency; No Fraudulent Transfer. After giving effect to the transaction contemplated hereunder, including payment of the First Payment, Viridian and its Subsidiaries, in each case on a consolidated basis, (a) shall be able to pay their debts as they become due, (b) shall have assets with a fair saleable value on a going concern basis greater than the amounts required to pay their consolidated debts (including a reasonable estimate of contingent liabilities) and (c) shall not have unreasonably small capital to carry on their business. No transfer of property is being made under this Agreement with the intent to hinder, delay, or defraud either present or future creditors of Viridian or its Subsidiaries.
9.3.Headings. The table of contents and the descriptive headings of the several Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement, and will not control or affect, in any way, the meaning or interpretation of this Agreement.
9.4.Notices. All notices and other communications under this Agreement will be in writing and will be by email with PDF attachment, facsimile, courier service, or personal delivery to the following addresses, or to such other addresses as will be designated from time to time by a Party in accordance with this Section 9.4 (Notices):
If to Viridian, to it at:
Viridian Therapeutics, Inc.
221 Crescent Street, Suite 103A
Waltham, Massachusetts, 02453

Attention: Chief Legal Officer
Email: [***]
with a copy to:
Ropes & Gray LLP
800 Boylston Street; Prudential Tower
Boston, MA 02199
Attention: [***]
Email: [***]
If to the Buyer, to it at:
DRI Healthcare Acquisitions LP
c/o Osler, Hoskin & Harcourt LLP
1 First Canadian Place
100 King Street West
Suite 6200, P.O. Box 50
Toronto, Ontario, M5X 1B8
Email: [***]

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019
Attention: [***]
Email: [***]
Weil, Gotshal & Manges LLP
1395 Brickell Ave #1200
Miami, FL 33131
Attention: [***]
Email: [***]
All notices and communications under this Agreement will be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
9.5.Assignment. Viridian may not assign, in whole or in part, this Agreement, or any of its rights or obligations hereunder or thereunder, without the Buyer’s prior written consent, in its sole discretion, except for in connection with a Sale or Permitted Out-License, and only if upon Closing any such transaction, Viridian causes [***]. The Buyer may freely assign (in whole or in part) the Revenue Participation Right, together with the provisions associated with enforcement of the Revenue Participation Right and to compel payments of the Net Sales Payments; [***]. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.5 (Assignment) will be null and void.

9.6.Amendment and Waiver. This Agreement may be amended, modified, or supplemented only in a writing signed by each of the Parties. Any provision of this Agreement may be waived only in a writing signed by the Party granting such waiver. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No course of dealing between the Parties will be effective to amend, modify, supplement, or waive any provision of this Agreement.
9.7.Entire Agreement. This Agreement, the Exhibits annexed hereto, and the Disclosure Schedule constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
9.8.No Third Party Beneficiaries. This Agreement is for the sole benefit of Viridian and the Buyer and their permitted successors and assigns and nothing herein, expressed or implied, will give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties will be third party beneficiaries of the benefits provided for in Section 6.1 (General Indemnity).
9.9.Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction.
9.10.Jurisdiction; Venue.
9.10.1EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND VIRIDIAN HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND VIRIDIAN HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND VIRIDIAN HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND VIRIDIAN AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR VIRIDIAN IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.4 (NOTICES).
9.10.2EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND VIRIDIAN HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.10.3EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.
9.11.Severability. If any term or provision of this Agreement is for any reason be held to be invalid, illegal, or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either Party, all other terms and provisions of this Agreement will nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision will not be affected in any other situation or jurisdiction.
9.12.Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof, including any and all payment obligations of Buyer, in any action, suit, or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.
9.13.Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile, or other similar means of electronic transmission, including “PDF,” will be considered original executed counterparts, provided that receipt of such counterparts is confirmed.
9.14.Relationship of the Parties. The relationship between the Buyer and Viridian is solely that of purchaser and seller, and neither the Buyer nor Viridian has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein will be deemed to constitute the Buyer and Viridian as a partnership, an association, a joint venture, or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and Viridian agree that they will not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.
9.15.Expenses. All fees, costs, and expenses (including any legal, accounting, financial advisory, and banking fees) incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party hereto incurring such fees, costs, and expenses. [***].
9.16.Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation” or “but not limited to,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding email and instant messaging), (j) references to any specific law, rule, or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the Effective Date.

Viridian Therapeutics, Inc.
By:/s/ Steve Mahoney
Name: Steve Mahoney
Title: President and Chief Executive Officer

DRI HEALTHCARE ACQUISITIONS LP

By: DRC Management III LLC 2
Its: General Partner

By: /s/ Grant Cellier
Name: Grant Cellier
Title: Manager

[Signature Page to Purchase and Sale Agreement]